Exhibit 15.2

LUXOTTICA GROUP S.p.A.
Instructions to The Bank of New York, as Depositary
(Must be received prior to 12:00 noon, New York time, on June 8, 2005)

        The undersigned registered holder of American Depositary Shares hereby requests and instructs The Bank of New York, as Depositary, to endeavor, insofar as practicable, to vote or to cause to be voted the amount of shares or other Deposited Securities represented by such American Depositary Shares of Luxottica Group S.p.A. registered in the name of the undersigned on the books of the Depositary as of the close of business on May 9, 2005 at the Annual Meeting of Luxottica Group S.p.A. to be held on June 15, 2005 in respect of the resolutions specified on the reverse.

NOTE:

  Instructions as to voting on specified resolutions should be indicated by placing an "X" in the appropriate box. The Depositary shall not vote the amount of shares underlying an ADS except in accordance with instructions from the holder of such ADS.

LUXOTTICA GROUP S.p.A. P.O. BOX 11445 NEW YORK, N.Y. 10203-0445

To include any comments, please mark this box.    ☐

Please complete and date this proxy on the reverse side and return it promptly in the accompanying envelope.

V    DETACH PROXY CARD HERE    V

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue ink.

		FOR	AGAINST
1.	Submission of the Company's Statutory Financial Statement and the Consolidated Financial Statements as of and for the year ended December 31, 2004 and of the reports thereon of the Board of Directors, the Board of Statutory Auditors and the Company's Independent Public Accountants;
2.	Resolution with respect to the allocation of net income and distribution of dividends; and	☐	☐
3.	Determination of the compensation for the Board of Directors.	☐	☐

To change your address, please mark this box.    ☐

SCAN LINE

The Voting Instruction must be signed by the person in whose name the relevant Receipt is registered on the books of the Depositary. In the case of a Corporation, the Voting Instruction must be executed by a duly authorized Officer or Attorney.
	Date Share Owner sign here	Co-Owner sign here